Exhibit 99.1

NEWS RELEASE Contact: Robinson Hicks Phone Number: 617-969-9192 Email: globalscape@corporateink.com

GLOBALSCAPE® IMPROVES PERFORMACE OF WAFS™

Globalscape® WAFS™ provides a LAN experience over the WAN

SAN ANTONIO, TX – April 3, 2014 — GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, has released version 4.3 of their Wide Area File Services (WAFS™) collaboration software. WAFS allows end users across multiple offices to access and share files from within Windows Explorer over a WAN at LAN speeds.

This version was built specifically to improve the performance of various WAFS features, such as file-based filters, accessing folders that contain large numbers of files, and copying files. The ability to store previous file versions in a compressed format while keeping current versions uncompressed was also added, which will result in a significant reduction in disk space used by the vault, and metadata cleanup can now be set to run at a specific time, allowing for off-hours scheduling.

"This release has both new and improved features based on customer feedback," said Jason Reams, Senior Director of Client Services. "The performance improvements will really excite our current customer base and increase our scalability for larger user-base installations."

Globalscape WAFS is available immediately. To learn more about WAFS, contact a Globalscape solution specialist at 1-800-290-5054 (USA & Canada) or 1-210-308-8267 (Worldwide), or visit http://www.globalscape.com/wafs/.

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments, and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2013 calendar year, filed with the Securities and Exchange Commission on March 27, 2014.

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